Exhibit 99.1

News Release

Yellow Corporation Provides Quarter-To-Date Operating Data for Second Quarter 2022

NASHVILLE, Tenn., June 9, 2022 — Yellow Corporation (NASDAQ: YELL) reported certain operating metrics for the first two months of second quarter 2022.

For Yellow less-than-truckload (LTL), the percent change 2022 from 2021 were:

	Shipments per Workday	Weight per Shipment	Tonnage per Workday	Revenue per Hundredweight (a)	Revenue per Shipment (a)
April	(14.3)%	(3.2)%	(17.0)%	30.0%	25.9%
May	(16.2)%	(1.2)%	(17.2)%	28.8%	27.2%
QTD	(15.3)%	(2.2)%	(17.2)%	29.4%	26.6%
(a)
Includes fuel surcharge

“The quarter-to-date operating metrics for the second quarter are consistent with our expectations as we work to ensure the optimal level of freight is moving through the network,” said Darren Hawkins, chief executive officer. “With continued steady demand for LTL capacity and a consistent favorable pricing environment, our financial results for the first two months of the quarter have outperformed our historical sequential improvement from Q1.

“Our plan is to grow the business and we are confident that our transformation to One Yellow positions us for long-term tonnage growth. The integration of our four operating company networks into a single network with super-regional service remains on schedule. Phase one in the western U.S. is scheduled to be executed this summer with the entire network expected to be completed around the end of the year. We expect the One Yellow network transformation to enhance customer service, lead to greater efficiencies and cost savings and add capacity to the network,” concluded Hawkins.

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Cautionary Note on Forward-Looking Statements

Certain matters contained in this Current Report on Form 8-K concerning expected future events and financial results constitute forward-looking statements and are based upon management's expectations and beliefs concerning such future events impacting the Company. There can be no assurance that these future events will occur as anticipated or that the effect on the Company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the Company's future results to differ from those expressed in any such forward-looking statements, see the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About Yellow Corporation

Yellow operates one of the largest, most comprehensive logistics and less-than-truckload (LTL) networks in North America, providing customers with regional, national, and international shipping services throughout. Backed by a team of over 30,000 transportation professionals, Yellow’s flexible supply chain solutions and best-in-class expertise ensure the safe, timely delivery of industrial, commercial, and retail goods for customers of all sizes. Yellow’s principal office is in Nashville, Tenn., and is the holding company for a portfolio of LTL brands including Holland, New Penn, Reddaway, and YRC Freight, as well as the logistics company Yellow Logistics.

Please visit our website at www.myyellow.com for more information.

Investor Contact: Tony Carreño

913-696-6108

investor@myyellow.com

Media Contacts: Mike Kelley

913-696-6121

mike.kelley@myyellow.com

Heather Nauert

heather.nauert@myyellow.com